28/6/03
City Mix LLC
POB 47427
A/D- UAE

SUB. City Mix account no. 123043

Dear Sir,

Regarding our ongoing negotiations, we confirm that upon receipt of a current cheque/payment for DH 130000, for the reduction of the outstanding balance in your above account, the interest rate applied to your account will be reduced to 5% p.a. WEF 1/7/03. The reduction is subject to your concluding a settlement agreement acceptable to the Bank before 31/7/03, for the total liability.

This letter is an advice of interest rate reduction only, without any other commitment by the Bank to agree to your settlement offer for the outstanding liability in the account. The Bank reserves the right to revert to the previous rate, if a settlement acceptable by the Bank is not concluded by 31/7/03

Yours Faithfully

For First Gulf Bank

ص.ب. ٦٣١٦ ، أبوظبي ، الإمارات العربية المتحدة. هاتف: ٦٢٦ ٢١٢٦ (٩٧١٢) ، فاكس: ٦٢٦ ٩٨٣٩ (٩٧١٢)
P.O. Box 6316, Abu Dhabi, United Arab Emirates. Tel. (9712) 626 2126, Fax. (9712) 626 9839